Exhibit 23.1
Consent of Independent Registered Public Accounting Firm
We consent to the incorporation by reference in the Registration Statement on Form S-8 pertaining to the Pactiv Corporation Deferred Compensation Plan and the Pactiv Corporation Deferred Retirement Savings Plan of Pactiv Corporation of our reports dated February 27, 2008, with respect to the consolidated financial statements and schedule of Pactiv Corporation included in its Annual Report (Form 10-K) for the year ended December 31, 2007, and the effectiveness of internal control over financial reporting of Pactiv Corporation filed with the Securities and Exchange Commission.

/s/ Ernst & Young LLP

October 20, 2008
Chicago, Illinois